Exhibit 4.28
AGREEMENT
This AGREEMENT (the “Agreement”) is entered into as of April 7, 2009 by and among eLong, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “eLongNet”), Expedia, Inc., a company organized under the laws of the State of Washington, USA (“Expedia”), and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“Expedia Asia Pacific-Alpha”).
RECITALS
WHEREAS, the Company, eLongNet, eLongNet Hi-Tech (Beijing) Co., Ltd. (“Hi-Tech” and, together with the Company, eLongNet and any successors or assigns of any of the foregoing, the “eLong Parties”), IACT Asia Pacific Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“IACT Asia Pacific”), and IAC/InterActiveCorp, a company organized under the laws of the State of Delaware, USA (“IAC”), entered into a Transaction Agreement (the “Transaction Agreement”) on July 22, 2004;
WHEREAS, IACT Asia Pacific changed its name to Expedia Asia Pacific-Alpha Limited (“Expedia Asia Pacific-Alpha”), and IAC assigned its interest in the Transaction Agreement to Expedia;
WHEREAS, Beijing eLong Information Technology Co., Ltd., an affiliate of the Company, holds a license for internet content provision services, and Hi-Tech has been dissolved; and
WHEREAS, Section 5.10 (the “Non-Compete Covenant”) of the Transaction Agreement, subject to certain exceptions, prohibits Expedia and Expedia Asia Pacific-Alpha, directly or indirectly (including without limitation through its affiliates or subsidiaries (as the case may be) Expedia.com and Hotels.com), from owning, managing, operating, financing, joining, or controlling, or participating in the ownership, management, operation, financing or control of, or being associated as a director, partner, lender, investor or representative in connection with, any entity or business which operates a travel service in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) or which markets travel services to PRC residents until such time as certain conditions are met, which, as of the date hereof, have not been met.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1. Non-Compete Covenant; TripAdvisorChina.
Each of the eLong Parties hereby waives any rights which any of the eLong Parties may possess under the Non-Compete Covenant with respect to the TripAdvisorChina Business. For the avoidance of doubt, neither TripAdvisor LLC nor any of its subsidiaries (collectively, “TripAdvisor”) shall be restricted from, directly or indirectly, entering into or participating in commercial agreements with any entity or business that operates a travel service in the PRC or that markets travel services to PRC residents, provided that such participation or agreement is in the ordinary course of the TripAdvisorChina Business.
“TripAdvisorChina Business” means the online travel search engine and directory business (including, without limitation, the aggregation of traveler opinions and articles, the provision of links to travel partners through which travelers can make related travel arrangements), as currently conducted by TripAdvisor in the United States and elsewhere, including through its Chinese-language website (www.daodao.com) (or any Chinese language successor or replacement thereof owned directly or indirectly by Expedia), with reasonable extensions thereof (including the acquisition, directly or indirectly, of a similar business); provided that the “TripAdvisorChina Business” shall not be deemed to include the ability to directly reserve, book or purchase hotel accommodations in the PRC or plane tickets arriving or departing from the PRC on www.daodao.com (or successor website or interactive platform).
Each of Expedia and Expedia Asia Pacific-Alpha does not believe that any of the eLong Parties possess any rights under the Non-Compete Covenant with respect to the TripAdvisorChina Business.
2. TripAdvisor Negotiations
Expedia shall engage, or shall cause TripAdvisor to engage, in good faith negotiations with the Company with respect to preferred commercial terms for the Company’s participation on TripAdvisor’s website www.daodao.com.
3. Effectiveness of Prior Agreements.
Except as modified by the terms of Section 1 of this Agreement, the Transaction Agreement and other agreements entered into by the parties remain in full force and effect in accordance with their terms.
4. Miscellaneous.
The parties hereto agree that the provisions of Section 8 (Miscellaneous) of the Transaction Agreement, other than Section 8.10 thereof, shall apply to this Agreement and that such provisions are incorporated herein by reference.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ELONG, INC.		EXPEDIA, INC.

By:	/s/ Guangfu Cui	By:	/s/ Burke F. Norton
	Name: Guangfu Cui		Name: Burke F. Norton
	Title: CEO		Title: EVP, General Counsel

ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.		EXPEDIA ASIA PACIFIC-ALPHA LIMITED

By:	/s/ Guangfu Cui	By:	/s/ Burke F. Norton
	Name: Guangfu Cui		Name: Burke F. Norton
	Title: Director		Title: Director and Secretary